Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

RESTATED CERTIFICATE OF INCORPORATION

OF MOSYS, INC.

MoSys, Inc. (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that:

1. The Restated Certificate of Incorporation of the Corporation, filed with the Secretary of State of the State of Delaware on November 10, 2010, as amended by the Certificate of Amendment of Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on February 14, 2017 (collectively referred to as the “Amended Restated Certificate”), is hereby amended by deleting paragraph (A) of Article IV of the Amended Restated Certificate in its entirety and substituting the following in lieu thereof:

“The Corporation shall be authorized to issue 140,000,000 shares of capital stock, of which 120,000,000 shares shall be shares of Common Stock, $.001 par value (“Common Stock”) and 20,000,000 shares shall be shares of Preferred Stock, $0.01 par value (“Preferred Stock”) of which one hundred twenty thousand (120,000) shares, $0.01 par value per share, are designated “Series AA Preferred Stock” pursuant to the certificate of designations that created such series as filed with the Secretary of State of the State of Delaware. Upon this Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), every 20 shares of the Corporation’s common stock, par value $.001 per share (the “Old Common Stock”), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into one share of common stock, par value $0.001per share, of the Corporation (the “New Common Stock”).

Notwithstanding the immediately preceding sentence, no fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the foregoing reclassification of shares of Old Common Stock. In lieu thereof, the aggregate of all fractional shares otherwise issuable to the holders of record of Old Common Stock shall be issued to the Corporation’s transfer agent, as agent for the accounts of all holders of record of Old Common Stock otherwise entitled to have a fraction of a share issued to them. The sale of all of the fractional interests will be effected by the transfer agent as soon as practicable after the Effective Time on the basis of prevailing market prices of the New Common Stock on the applicable tier of The Nasdaq Stock Market on which the New Common Stock is listed at the time of sale. After such sale and upon the surrender of the stockholders’ stock certificates, the transfer agent will pay to such holders of record their pro rata share of the net proceeds derived from the sale of the fractional interests.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of any fractional shares of New Common Stock as set forth above), provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, as well as any cash in lieu of fractional shares of New Common Stock to which such holder may be entitled pursuant to the immediately preceding paragraph.”

2. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, MoSys, Inc. has caused this Certificate to be executed by its duly authorized officer on this 26th day of August, 2019.

MOSYS, INC.

By:	/s/Daniel Lewis
Name:	Daniel Lewis
Office:	Chief Executive Officer